Putnam High Yield Advantage
November 30, 2009

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1(000s omitted)	Class A	    $34,399
				Class B  		   649
				Class C		   478

72DD2(000s omitted)	Class M		15,149
				Class R		   237
				Class Y		 3,922

73A1				Class A		0.440
				Class B		0.407
				Class C		0.409

73A2				Class M		0.428
				Class R		0.430
				Class Y		0.452

74U1	(000s omitted)	Class A		86,164
				Class B		 1,652
				Class C		 1,836

74U2	(000s omitted)	Class M		32,083
				Class R		   850
				Class Y		11,670

74V1				Class A		5.56
				Class B		5.47
				Class C		5.46

74V2				Class M		5.57
				Class R		5.56
				Class Y		5.71


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information about Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of certain costs related to actions involving claims of market timing activity in certain Putnam Funds have been submitted by the investment manager of the Registrant/Series.


74K

On September 15, 2008, the fund terminated its outstanding derivatives contracts with Lehman Brothers Special Financing, Inc. (LBSF) in connection with the bankruptcy filing of LBSFs parent company, Lehman Brothers
Holdings, Inc. On September 26, 2008, the fund entered into receivable purchase agreements (Agreements) with other registered investment companies (each a Purchaser) managed by Putnam Management. Under the Agreements, the fund sold to the Purchasers the funds right to receive, in the aggregate, $4,975,120 in net payments from LBSF in connection with certain terminated derivatives transactions (the Receivable), in each case in exchange for an initial payment plus (or minus) additional amounts based on the applicable Purchasers ultimate realized gain (or loss) on the
Receivable. The Agreements, which are included in the Statement of assets and liabilities, are valued at fair value following procedures approved by the
Trustees. All remaining payments under the agreement will be recorded as realized gain or loss.